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                                                                      Exhibit 12


                    STATEMENT REGARDING COMPUTATION OF RATIOS
                              (DOLLARS IN MILLIONS)


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
                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,            YEAR ENDED SEPTEMBER 30,
                                                                -------------------    ---------------------------------
                                                                   2001       2000        2001      2000   1999     1998      1997
                                                                   ----       ----        ----      ----   ----     ----      ----
EARNINGS (LOSS) AVAILABLE FOR FIXED CHARGES:
     Income (loss) before provision for income taxes ..........    $(355)     $22       $(4,507)    $131   $ 477    $ 513     $ 424
     Less undistributed equity earnings (loss) from investments       21       19            42        4     (20)     (22)     (115)
     Less interest capitalized during the period ..............        2       --             4        0       7        7         6
     Add fixed charges ........................................       63       36           199       90      64       46        39
         Total earnings (loss) available for fixed charges ....    $(315)    $ 39       $(4,354)    $217   $ 544    $ 574     $ 572

FIXED CHARGES:
     Interest expense including capitalized interest ..........    $  52     $ 24       $   155     $ 58   $  45    $  28        33
     Interest portion of rental expense .......................       11       12            44       32      19       18         6
         Total fixed charges ..................................    $  63     $ 36       $   199     $ 90   $  64    $  46        39

Ratio of earnings to fixed charges ............................      n/a      1.1           n/a      2.4     8.7     12.5      14.7
Deficiency ....................................................      378      n/a       $ 4,553      n/a     n/a      n/a       n/a
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